Exhibit 3.3
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
AVANIR PHARMACEUTICALS, a California corporation
WITH AND INTO
AVANIR PHARMACEUTICALS, INC., a Delaware corporation
Pursuant to Section 253 of the
General Corporation Law of the State of Delaware
     AVANIR Pharmaceuticals, a California corporation (“Parent”), does hereby certify to the following facts relating to the merger of Parent with and into AVANIR Pharmaceuticals, Inc. a Delaware corporation (“Subsidiary”), with the Subsidiary remaining as the surviving corporation (the “Merger”):
     FIRST: Subsidiary is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). Parent is incorporated pursuant to the laws of the State of California.
     SECOND: Parent owns 100% of the outstanding shares of the capital stock of Subsidiary that, absent Section 253 of the DGCL, would be entitled to vote on the Merger.
     THIRD: The Board of Directors of Parent, by the following resolutions duly adopted on March 20, 2009 determined to merge Parent with and into Subsidiary pursuant to Section 253 of the DGCL:
     WHEREAS, AVANIR Pharmaceuticals, a California corporation (“Parent”) owns 100% of the outstanding shares of each class of capital stock of AVANIR Pharmaceuticals, Inc., a Delaware corporation (“Subsidiary”), that, absent Section 253 of the DGCL, would be entitled to vote on the Merger (as defined below); and
     WHEREAS, the Board of Directors of Parent has deemed it advisable that Parent be merged with and into Subsidiary (the “Merger”) pursuant to Section 253 of the DGCL.
     NOW, THEREFORE, BE IT AND IT HEREBY IS
     RESOLVED, that Parent be merged with and into Subsidiary pursuant to Section 253 of the DGCL with Subsidiary as the surviving corporation; and it is further
     RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of Class A Common Stock of Parent shall be converted into and shall automatically become one share of Common Stock of the surviving corporation, held by the person who was the holder of such share of Class A Common Stock of Parent immediately prior to the Merger; and it is further
     RESOLVED, that each right, award or option to purchase shares of Class A Common Stock of Parent granted under the Parent’s existing stock option and equity incentive plans and agreements (collectively, the “Plans”) outstanding immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to purchase or other right to acquire the same number of shares of Common Stock of Subsidiary at the same price per share, and upon the same terms and subject to the same conditions as in effect at the effective time of the Merger; and it is further
     RESOLVED, that the same number of shares of Common Stock of Subsidiary shall be reserved for purposes of said Plans as is equal to the number of shares of Class A Common Stock of Parent so reserved as of the effective time of the Merger; and that as of the effective time of the Merger, Subsidiary will assume the Plans and all obligations of Parent under the Plans including the outstanding options or awards or portions thereof granted pursuant to the Plans; and it is further
     RESOLVED, that each warrant and other purchase right issued and outstanding by Parent immediately prior to the effective time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent warrant or other purchase right allowing the holder thereof to acquire the same number of shares of Common Stock or Preferred Stock of Subsidiary, as the case may be, on the same terms and subject to the same conditions as in effect at the effective time of the Merger; and it is further
     RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of Subsidiary shall be canceled and no consideration shall be issued in respect thereof; and it is further
     RESOLVED, that the Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation; and it is further
     RESOLVED, that the proper officers of Parent be and they hereby are authorized, empowered and directed to make, execute and acknowledge, in the name and on behalf of Parent, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger; including, without limitation, making any filings in the State of California.
     RESOLVED, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions shall be 5:00 p.m. Eastern Standard Time on March 23, 2009, and that, insofar as the DGCL shall govern the same, said time shall be the effective time of the Merger.
     FOURTH: Subsidiary shall be the surviving corporation of the Merger.
     FIFTH: The Certificate of Incorporation of Subsidiary as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation.
     SIXTH: The Merger has been adopted, approved, certified, executed and acknowledged by Parent pursuant to and in accordance with the California Corporations Code.
     IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Ownership and Merger to be duly executed as of this 23rd day of March, 2009.

AVANIR PHARMACEUTICALS A California Corporation

By:	/s/ Keith A. Katkin

Name:	Keith Katkin

Title:	Chief Executive Officer

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